EXHIBIT 2.2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

             This Assignment and Assumption Agreement is executed and delivered this 6th day of October, 1997, but to be effective as of the 1st day of September, 1997, by and among Remediation Technologies, Inc., a Delaware corporation ("RETEC"), RETEC THERMAL, INC., a Delaware corporation ("Seller"), TETRA Technologies, Inc., a Delaware corporation ("TETRA") and TETRA THERMAL, INC., a Delaware corporation ("Buyer").

                                    RECITALS

             1. The parties have entered into a Purchase and Sale Agreement of even date herewith (hereinafter referred to as the "Purchase Agreement") which provides for the transfer and sale of Seller's Limited Liability Company Interest in the LLC and in all Projects for consideration in the amount and on the terms and conditions provided in the Purchase Agreement.

             2. In partial consideration for Seller's Limited Liability Company Interest and in all Projects, Section 2.3 of the Purchase Agreement requires that Buyer assume and agree to pay, perform and discharge all debts, obligations and liabilities (other than liabilities for which RETEC and Seller are obligated to indemnify Buyer and TETRA) of the LLC or its successors, and defend RETEC and Seller against claims to pay the same, as provided herein, or upon demand of Seller or RETEC cause the LLC itself or its successors to pay, perform, discharge and defend RETEC and Seller against claims to pay any such debts, obligations and liabilities (other than liabilities for which RETEC and Seller are obligated to indemnify Buyer and TETRA).

             NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

             1. Definitions. All capitalized terms used herein which are not otherwise defined shall have the same meaning as in the Purchase Agreement.

             2. Seller's Assignment and Transfer. Seller hereby assigns, transfers and conveys all of its Limited Liability Company Interest in the LLC and in the Projects to Buyer and shall deliver to Buyer a certificate to this effect in the form attached hereto as Exhibit A.

             3. Assumption of Liabilities. Buyer hereby assumes and agrees to pay, perform and discharge when due all obligations, debts and liabilities (other than liabilities for which RETEC and Seller are obligated to indemnify Buyer and TETRA) of the LLC or its successors (the "LLC Liabilities"), or upon demand of Seller or RETEC cause the LLC or its successors to do so, whether
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        arising or incurred before or after the date hereof, including but not limited to the following: (i) liabilities arising out of the release of any materials of environmental concern resulting from or relating to the operation of the business of the LLC or any predecessor business or company of the LLC (including without limitation the transportation of materials of environmental concern or the storage, treatment, reclamation, recycling or disposal thereof); (ii) any violation of any environmental law or regulation by the LLC or any predecessor business or company of the LLC; (iii) any liability for taxes relating to operations of the LLC; (iv) all contracts and commitments for the sale, lease or servicing of products or services of the LLC and for the purchase or lease of materials, equipment, supplies, or services;
        (v) all payables for materials, equipment or services owed by the LLC; (vi) all warranty and indemnity obligations in respect of the operations, products, services and business of the LLC; (vii) the defense of all litigation and claims made arising out of the operation, services, products and business of the LLC, including all claims that the products or services of the LLC infringe the patent, copyright, trade secret, trademark, tradename or other intellectual property rights of third parties, and the payment of any judgments resulting from such claims, or settlement of such claims; (viii) all bank and other loans made to the LLC, whether or not guaranteed to any party hereto. Buyer further agrees to defend RETEC and Seller, or upon demand of RETEC or Seller cause the LLC to defend RETEC and Seller, against any claim, demand or cause of action made by a third party demanding that RETEC or Seller pay or is obligated to pay an LLC Liability. Notwithstanding anything contained in this Agreement to the contrary, Buyer does not indemnify or assume any liability of Seller for taxes imposed on the Seller related to the LLC's assets, business or operation for taxable periods or portions thereof ending on or before the date hereof.

             4. Other Documents. Buyer and TETRA for themselves and their successors and assigns, further agree, at Seller's or RETEC's reasonable request and without further consideration, to prepare, execute, acknowledge, and deliver to either of them or their designees such other instruments of assumption and acknowledgment, or take such further action as either of them may reasonably request, to effectuate Buyer's assumption of the LLC Liabilities and defense of any claim against RETEC or Seller to pay any LLC Liability.

             5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

             IN WITNESS WHEREOF, a duly authorized officer of each of the parties hereto has executed and delivered this Agreement as of the date and year first above written.

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        Remediation Technologies, Inc.     TETRA Technologies, Inc.
        By /s/ Robert W. Dunlap            By /s/ Geoffrey M. Hertel
        Its President                      Its Executive Vice President


        RETEC THERMAL, INC.                TETRA THERMAL, INC.

        By /s/ Robert W. Dunlap            By /s/ Geoffrey M. Hertel
        Its President                      Its Vice President